Exhibit 99.1

Steve Madden Announces Record First Quarter 2019 Results

~ Raises Full Year 2019 Guidance ~

LONG ISLAND CITY, N.Y., April 25, 2019 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2019.

Amounts referred to as “Adjusted” exclude the items that are described under the heading “Non-GAAP Adjustments.”

For the First Quarter 2019:

•	Net sales increased 5.6% to $410.9 million compared to $389.0 million in the same period of 2018.
•	Gross margin was 38.2% compared to 36.2% in the same period last year, an increase of 200 basis points.
•	Operating expenses as a percentage of net sales were 27.6% compared to 27.7% of net sales in the same period of 2018. Adjusted operating expenses as a percentage of net sales were 27.9% compared to 26.9% of net sales in the same period of 2018.
•	Income from operations totaled $44.7 million, or 10.9% of net sales, compared to $36.6 million, or 9.4% of net sales, in the same period of 2018. Adjusted income from operations was $45.1 million, or 11.0% of net sales, compared to Adjusted income from operations of $39.6 million, or 10.2% of net sales, in the same period of 2018.
•	Net income attributable to Steven Madden, Ltd. was $34.5 million, or $0.41 per diluted share, compared to $28.7 million, or $0.33 per diluted share, in the prior year’s first quarter. Adjusted net income attributable to Steven Madden, Ltd. was $35.1 million, or $0.42 per diluted share, compared to $31.0 million, or $0.36 per diluted share, in the prior year’s first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are off to a strong start in 2019, with first quarter results exceeding our expectations. Our flagship Steve Madden brand was the highlight in the quarter with robust increases in the wholesale footwear and accessories businesses as well as outstanding performance on stevemadden.com. Given the strong performance in the first quarter and the encouraging trends we are seeing in the business, we are raising our net sales and Adjusted EPS guidance for 2019. Looking ahead, we are confident that, based on our strong brand portfolio, consistency in delivering on-trend product and proven business model, we are well-positioned to drive sustainable growth and shareholder value over the long term.”

First Quarter 2019 Segment Results

Net sales for the wholesale business increased 5.1% to $348.1 million in the first quarter of 2019, driven by strong growth in wholesale accessories. Wholesale footwear net sales increased slightly, as strong growth in Steve Madden and the addition of Anne Klein were mostly offset by not recognizing sales to Payless ShoeSource in the current period. Gross margin in the wholesale business increased to 34.5% compared to 32.6% in last year’s first quarter, with gross margin improvement in wholesale footwear partially offset by a decline in wholesale accessories due to sales mix.

Retail net sales in the first quarter rose 8.6% to $62.8 million compared to $57.9 million in the first quarter of the prior year. Same store sales increased 6.3% in the quarter driven by strong performance in the Company’s e-commerce business. Retail gross margin rose to 58.5% in the first quarter of 2019, up 180 basis points compared to 56.7% in the first quarter of the prior year due to improved gross margin in the Company’s e-commerce business.

The Company ended the quarter with 225 company-operated retail locations, including seven internet stores, as well as 33 company-operated concessions in international markets.

The Company’s effective tax rate for the first quarter of 2019 was 23.1% compared to 21.4% in the first quarter of 2018. On an Adjusted basis, the effective tax rate was 22.6% compared to 21.7% in the first quarter of the prior year.

Balance Sheet and Cash Flow

During the first quarter of 2019, the Company repurchased 525,491 shares of the Company’s common stock for approximately $17.2 million, which includes shares acquired through the net settlement of employee stock awards. On April 24, 2019, the Board of Directors approved an increase in the Company’s share repurchase authorization of $124.0 million, bringing the total authorization up to $200.0 million.

As of March 31, 2019, cash, cash equivalents and current marketable securities totaled $221.6 million.

Quarterly Dividend

The Company’s Board of Directors approved a quarterly cash dividend of $0.14 per share. The dividend will be paid on June 28, 2019, to stockholders of record at the close of business on June 18, 2019.

Updated Fiscal Year 2019 Outlook

The Company is raising its fiscal year 2019 guidance. For fiscal year 2019, the Company now expects net sales will increase 5% to 7% over net sales in 2018 compared to the previous guidance of a 4% to 6% increase over net sales in 2018. The Company now expects diluted EPS for fiscal year 2019 will be in the range of $1.76 to $1.84 compared to the prior range of $1.70 to $1.78. The Company now expects Adjusted diluted EPS for fiscal year 2019 will be in the range of $1.78 to $1.86 compared to the prior range of $1.75 to $1.83.

Non-GAAP Adjustments

Amounts referred to as “Adjusted” exclude the items below.

For the first quarter 2019:

•	$1.6 million pre-tax ($1.4 million after-tax) bad debt expense associated with the Payless ShoeSource bankruptcy, included in licensing and commission income, net.
•	$0.7 million pre-tax ($0.6 million after-tax) expense in connection with a provision for early lease termination charges, included in operating expenses.
•	$1.9 million pre-tax ($1.4 million after-tax) net benefit associated with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement as of December 31, 2019, included in operating expenses.

For the first quarter 2018:

•	$2.8 million pre-tax ($2.1 million after-tax) expense in connection with a provision for legal charges, included in operating expenses.
•	$0.3 million pre-tax ($0.2 million after-tax) expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.

For the fiscal year 2019:

•	$2.0 million pre-tax ($1.6 million after-tax) in expense expected to be incurred in connection with early lease termination charges.
•	$1.6 million pre-tax ($1.4 million after-tax) bad debt expense associated with the Payless ShoeSource bankruptcy.
•	$0.6 million pre-tax ($0.4 million after-tax) in expense expected to be incurred in connection with an office consolidation.
•	$1.9 million pre-tax ($1.4 million after-tax) net benefit associated with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement as of December 31, 2019.

Reconciliations of amounts on a GAAP basis to Adjusted amounts are presented in the Non-GAAP Reconciliation tables at the end of this release and identify and quantify all excluded items.

Conference Call Information

Interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, April 25, 2019, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.gcs-web.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Brian Atwood®, Cejon®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Anne Klein®, Kate Spade®, Superga® and DKNY®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 225 retail stores (including Steve Madden’s seven Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018

Net sales	$410,940	$389,014
Cost of sales	253,943	248,281
Gross profit	156,997	140,733
Commission and licensing fee income, net	1,227	3,659
Operating expenses	113,564	107,835
Income from operations	44,660	36,557
Interest and other income, net	1,192	597
Income before provision for income taxes	45,852	37,154
Provision for income taxes	10,587	7,956
Net income	35,265	29,198
Less: Net income attributable to noncontrolling interest	740	525
Net income attributable to Steven Madden, Ltd.	$34,525	$28,673

Basic income per share	$0.43	$0.35

Diluted income per share	$0.41	$0.33

Basic weighted average common shares outstanding	80,534	82,092

Diluted weighted average common shares outstanding	84,255	85,989

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	March 31, 2019	December 31, 2018	March 31, 2018
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$160,256	$200,031	$125,383
Marketable securities (current & non current)	61,383	66,968	75,176
Accounts receivable, net	295,880	266,452	300,092
Inventories	115,260	137,247	94,367
Other current assets	28,285	32,427	47,975
Property and equipment, net	63,657	64,807	69,599
Operating lease right-of-use assets	181,896	—	—
Goodwill and intangibles, net	289,965	291,423	298,539
Other assets	13,172	13,215	10,802
Total assets	$1,209,754	$1,072,570	$1,021,933

Accounts payable	$62,564	$79,802	$65,296
Contingent payment liability (current & non current)	—	3,000	3,000
Operating leases (current & non current)	195,798	—	—
Other current liabilities	103,584	141,887	107,023
Other long-term liabilities	17,262	33,199	38,392
Total Steven Madden, Ltd. stockholders’ equity	819,695	805,814	801,586
Noncontrolling interest	10,851	8,868	6,636
Total liabilities and stockholders’ equity	$1,209,754	$1,072,570	$1,021,933

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018

Net cash used in operating activities	$(15,754)	$(27,217)

Investing Activities
Purchases of property and equipment	(3,399)	(2,946)
Sales of marketable securities, net	6,165	16,888
Net cash provided by investing activities	2,766	13,942

Financing Activities
Common stock share repurchases for treasury	(17,154)	(25,677)
Investment of noncontrolling interest	1,283	—
Payment of contingent liability	—	(7,000)
Proceeds from exercise of stock options	722	1,519
Cash dividends paid	(12,042)	(11,758)
Net cash used in financing activities	(27,191)	(42,916)

Effect of exchange rate changes on cash and cash equivalents	404	360

Net decrease in cash and cash equivalents	(39,775)	(55,831)

Cash and cash equivalents - beginning of period	200,031	181,214

Cash and cash equivalents - end of period	$160,256	$125,383

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP licensing and commission income, net to Adjusted licensing and commission income, net

Three Months Ended
March 31, 2019

GAAP licensing and commission income, net	$1,227

Bad debt expense associated with the Payless ShoeSource bankruptcy	1,552

Adjusted licensing and commission income, net	$2,779

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018

GAAP operating expenses	$113,564	$107,835

Expense in connection with provision for early lease termination charges	(749)	—

Net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	1,868	—

Expense in connection with provision for legal charges	—	(2,837)

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	(250)

Adjusted operating expenses	$114,683	$104,748

Table 3 - Reconciliation of GAAP income from operations to Adjusted income from operations

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018

GAAP income from operations	$44,660	$36,557

Bad debt expense associated with the Payless ShoeSource bankruptcy	1,552	—

Expense in connection with provision for early lease termination charges	749	—

Net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	(1,868)	—

Expense in connection with provision for legal charges	—	2,837

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	250

Adjusted income from operations	$45,093	$39,644

Table 4 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018

GAAP provision for income taxes	$10,587	$7,956

Tax effect of bad debt expense associated with the Payless ShoeSource bankruptcy	170	—

Tax effect of expense in connection with provision for early lease termination charges	188	—

Tax effect of the net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	(469)	—

Tax effect of expense in connection with provision for legal charges	—	702

Tax effect of expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	62

Adjusted provision for income taxes	$10,476	$8,720

Table 5 - Reconciliation of GAAP net income to Adjusted net income

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018

GAAP net income attributable to Steven Madden, Ltd.	$34,525	$28,673

After-tax impact of bad debt expense associated with the Payless ShoeSource bankruptcy	1,383	—

After-tax impact of expense in connection with early lease termination charges	561	—

After-tax impact of the net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	(1,399)	—

After-tax impact of expense in connection with provision for legal charges	—	2,135

After-tax impact of expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	188

Adjusted net income attributable to Steven Madden, Ltd.	$35,070	$30,996

GAAP diluted income per share	$0.41	$0.33

Adjusted diluted income per share	$0.42	$0.36

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com